Exhibit 99

FOR IMMEDIATE RELEASE
DATE: April 29, 2009

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES FIRST QUARTER 2009 RESULTS AND DIVIDEND STRATEGY

COMPANY REMAINS STRONGLY CAPITALIZED WITH RECORD DEPOSITS AND EXCELLENT LIQUIDITY

•	The ratio of total capital to risk-weighted assets increased to 14.10% as of March 31, 2009

•	Core deposits as of March 31, 2009 increased 9% from December 31, 2008

•	Strong coverage ratios at March 31, 2009 including an allowance for loan losses to total loans of 2.56% and an allowance for loan losses to nonperforming loans of 150%

•	Strong liquidity position at March 31, 2009 as demonstrated by no borrowings and $92 million in cash & cash equivalents

•	Net interest margin increased to 4.68% for the quarter ended March 31, 2009 from 4.44% for the prior year quarter ended March 31, 2008 and from 4.67% for the linked-quarter ended December 31, 2008

Olympia, WA - April 29, 2009 - HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported a net loss for the three months ended March 31, 2009 of $594,000 compared to net income of $2,660,000 for the quarter ended March 31, 2008. Including preferred stock dividends, net loss applicable to common shareholders for the quarter ended March 31, 2009 was $923,000, or $0.14 per diluted common share, compared with diluted earnings per common share of $0.40 for the quarter ended

March 31, 2008. The decrease in earnings from the prior year quarter ending March 31, 2008 is due substantially to increased provisioning for loan losses. As shown in the table below, earnings before taxes, loan loss provision, and impairment charges (a non-GAAP measure of income) for the quarter ended March 31, 2009 increased from the same period in 2008.

	Three Months Ended
(Dollars in thousands)	March 31, 2009	March 31, 2008
Net income (loss)	$(594)	$2,660
Provision for loan losses	5,250	360
Impairment loss on securities	175	—
(Benefit) provision for income tax	(421)	1,320

Pre-tax, pre-provision, pre-impairment earnings	$4,410	$4,340

Mr. Vance commented, “As we continue to manage through a very volatile economic climate, we are seeing many of our business customers experience difficulties, and we are reminded once again that the banking industry’s performance typically mirrors our customer’s performance in good times and difficult times. Not unlike many other businesses, we also have posted a small loss for the quarter. Our loss this quarter was primarily the result of necessary loan loss provisioning reflecting the current risk in our loan portfolio. Our coverage ratio, which is loan loss reserves as a percentage of non-performing loans, continues to be one of the strongest on the West Coast. Likewise, our loan loss allowance to total loans at end of the quarter was a very strong 2.56%.”

“I would like to remind our shareholders of our fundamentally strong balance sheet. We have no debt; a very strong capital position at 14.10%; one of the strongest liquidity positions among banking companies on the West Coast, with cash and other liquidity sources totaling almost $300 million; relatively strong overall credit quality; one of the strongest loan loss coverage ratios among our peers; strong core deposit growth; and what I believe is a strong management team to continue to guide us through these difficult times.”

“I would also like to give recognition to our excellent staff.” Mr. Vance continued. “During this past quarter Heritage Bank received two significant awards. Heritage Bank was named the Top Place to Work for Large Companies by the Business Examiner. This is an annual award that is determined by a panel of judges after reviewing entries from many different companies. This award is predicated on the completion of employee surveys from the competing companies where each employee answers a comprehensive, confidential employee focused survey. The second award given to us was the Best Bank of the South Sound sponsored by The Olympian. This award is voted on by the many readers of The Olympian. In addition, Central Valley Bank was selected for The Business Excellence Award from the Greater Yakima Valley Chamber of Commerce. These awards are the result of the hard work, dedication and commitment to ‘continuously improving’ that our employees successfully commit to each and every day.”

“And finally,” Mr. Vance concluded, “I would like to comment on the four successful Town Hall meetings that we held during this past quarter. I believe it is important in these difficult times to go out to our communities and ‘tell our story’ because I believe we have a strong story to tell. Each of these meetings was well attended by customers and prospective customers along with our shareholders, and we were pleased with the results. I believe we were able to successfully show the community the overall strength of our bank. We were also able to show them a variety of peer group data along with third-party comments and opinions as to the overall strength of the bank. I believe everyone that attended left with a better understanding of the benefits of our fundamentally strong balance sheet and our strategies as we manage through these difficult times.”

The Company’s total assets increased $10.2 million to $956.3 million at March 31, 2009 from $946.1 million at December 31, 2008 and increased $66.8 million from March 31, 2008. Total loans decreased $20.8 million from December 31, 2008 and increased $11.0 million from March 31, 2008. The decrease in loans during the first quarter was due substantially to a combination of construction loan payoffs, prepayment of single-family residential mortgages, and seasonal paydowns of agricultural lines of credit. Real estate construction loans account for only 15.7% of total loans and only 8.6% of total loans is in the residential construction sector.

Deposits increased $15.2 million to $839.7 million at March 31, 2009 from $824.5 million at December 31, 2008 and increased $46.8 million from March 31, 2008. Since December 31, 2008, core deposits (total deposits less certificate of deposit accounts) have increased $43.9 million, or 9.2%. As a result, the percentage of certificate deposit accounts to total deposits decreased to 37.8% from 42.0%.

Much of the change in mix of deposit accounts was due to public deposits. During the quarter ended March 31, 2009, the Company’s subsidiary banks were notified by the Washington Public Deposit Protection Commission (WPDPC) that the failure of a bank in Washington state had resulted in loss exposure to banks with deposits of Washington state public entities. To prevent losses to public entities, Washington state requires that all financial institutions that accept public deposits must pledge collateral to the WPDPC and participate in a collateral pool established to protect public deposits that are not covered by FDIC insurance or the assets of the failed bank. As a result, the Company was assessed $239,000 for its share of the shortfall. Subsequent to the assessment, the WPDPC issued a resolution that all public depositaries shall by June 30, 2009 take all measures necessary to fully collateralize its uninsured public deposits at 100%.

In order to comply with the resolution and reduce the Company’s exposure to uninsured public deposits, management implemented measures affecting public deposit accounts 90 days in advance of the required compliance date. These measures included allowing public certificate of deposits to run-off or convert to insured deposit accounts rather than renewing them. As a result, total public deposit balances decreased to $104 million at March 31, 2009 from $132 million at December 31, 2008 and many public deposits were shifted from uninsured to insured accounts. This lowered the Company’s uninsured public deposit accounts to $18 million at March 31, 2009 from $126 million at December 31, 2008. To compensate for the loss of public deposits, the Company purchased $34 million in brokered deposits during the quarter.

The Company’s capital position remained strong at 11.70% of total assets compared to 11.96% at December 31, 2008. The ratio of total capital to risk-weighted assets increased to 14.10% at March 31, 2009 compared to 13.73% at December 31, 2008. Average equity for the quarter ended March 31, 2009 increased to $114.0 million from $101.1 million for the quarter ended December 31, 2008. This increase is due substantially to the fourth quarter 2008 sale of preferred stock and issuance of a warrant for common stock to the U.S. Department of the Treasury for an aggregate purchase price of $24 million.

Net interest income before provision for loan losses was $10.1 million for the quarter ended March 31, 2009 compared to $9.1 million for the quarter ended March 31, 2008, an increase of 11.2%. This increase is driven substantially by an improved net interest margin. The net interest margin (net interest income divided by average earning assets) increased to 4.68% for the quarter ended March 31, 2009 compared to 4.44% for the quarter ended March 31, 2008.

The loan loss provision in the first quarter of 2009 of $5,250,000 increased $660,000 from $4,590,000 in the fourth quarter of 2008 and increased $4,890,000 from $360,000 in the prior year quarter ended March 31, 2008. The Company had net charge-offs in the first quarter of 2009 of $518,000 versus $1,794,000 in the fourth quarter of 2008 and $44,000 in net charge-offs the prior year quarter ended March 31, 2008. The allowance for loan losses as a percent of total loans increased to 2.56% at March 31, 2009 from 1.91% at December 31, 2008 and 1.38% at March 31, 2008. The increase in the loan loss reserves was a result of management’s continuing assessment of the increased risk in the loan portfolio due to the current economic environment, which may lead to increases in potential problem loans and loan losses. Management continues to see weakness specifically within its residential construction portfolio, as well as developing weaknesses in its commercial and industrial portfolio. Management is committed to ongoing and careful review of all existing and new loans to minimize loss exposure.

Nonperforming assets (nonperforming loans plus other real estate owned) at March 31, 2009 were $15,438,000, or 1.61% of total assets, an increase from $5,428,000, or 0.57% at December 31, 2008 and an increase from $953,000, or 0.11% of total assets, at March 31, 2008. The increase was due primarily to the placement on nonaccrual status of two residential construction borrower relationships totaling approximately $9.1 million. The Company’s nonperforming assets to total assets ratio of 1.61% at March 31, 2009 is 396 basis points lower than the December 31, 2008 average ratio of 5.57% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company. At March 31, 2008, the Company’s coverage of allowance for loan losses to nonperforming loans was 150.2%. Despite the excellent coverage ratio, management expects the loan loss provisioning to continue at high levels until there is measurable improvement in the local economic markets.

Non-interest income was $2,037,000 for the quarter ended March 31, 2009 compared to $2,246,000 for the quarter ended March 31, 2008. This decrease was due substantially to a $177,000 gain recognized in the first quarter of 2008 on the redemption of Class B common stock received from the Visa Inc. IPO completed in March 2008.

Non-interest expense was $7,880,000 for the quarter ended March 31, 2009 compared to $6,970,000 for the quarter ended March 31, 2008. The increase in non-interest expense was due substantially to the following:

•	The assessment from the WPDPC in the amount of $239,000 due to uncollateralized public deposits of a failed bank.

•	Costs and net losses in the amount of $127,000 associated with the maintenance and disposal of other real estate owned.

•	Increased FDIC assessment rates resulting in an increase in FDIC assessments in the amount of $108,000.

•	An other-than-temporary impairment charge in the amount of $175,000 relating to a security obtained in the 2008 redemption-in-kind of the AMF Ultra Short Mortgage Fund.

•	Increased marketing expense in the amount of $123,000 resulting primarily from costs associated with a checking account acquisition program.

These additional expenses were the primary driver of the increase in the efficiency ratio to 65.04% for the quarter ended March 31, 2009 from 61.63% for the quarter ended March 31, 2008.

Dividend Strategy

“After very careful consideration, we made the difficult but prudent decision to suspend our cash dividend on common shares,” stated Mr. Vance.” This will preserve approximately $2.7 million of capital annually compared with continuing the level of dividends paid in the first quarter of 2009. A stronger capital position will provide flexibility for us to continue to serve qualified borrowers with loans and other services critical in the current economic environment, as well as better insulate Heritage from the possibility of further deterioration in economic and market conditions.”

Mr. Vance added, “We understand the importance of dividends to our shareholders, and would expect to resume paying a dividend when we believe it is consistent with our outlook for economic and market activity and associated improvement in earnings and capital generation. We will continue to evaluate our cash dividend strategies quarterly.”

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on April 30, 2009 at 11:00 a.m. Pacific time. To access the call, please dial (800) 762-7308 a few minutes prior to 11:00 am PDT. The call will be available for replay ending May 13, 2009 by dialing (800) 475—6701 — access code 997181.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full- service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	March 31, 2009	December 31, 2008	March 31, 2008
Assets
Cash on hand and in banks	$19,187	$31,478	$21,949
Interest earning deposits	73,107	29,156	17,942
Investment securities available for sale	34,837	31,922	36,242
Investment securities held to maturity	11,470	12,081	3,321
Loans held for sale	1,402	304	777
Loans receivable	786,797	808,726	776,418
Less: Allowance for loan losses	(20,155)	(15,423)	(10,690)

Loans receivable, net	766,642	793,303	765,728
Other real estate owned	2,022	2,031	169
Premises and equipment, net	16,594	15,721	14,726
Federal Home Loan Bank stock	3,566	3,566	3,227
Accrued interest receivable	3,765	4,168	4,071
Prepaid expenses and other assets	10,338	8,979	7,884
Goodwill and other intangible assets	13,416	13,436	13,495

Total assets	$956,346	$946,145	$889,531

Liabilities and Stockholders’ Equity
Deposits	$839,747	$824,480	$792,983
Advances from Federal Home Loan Bank	—	—	1,996
Other borrowings	—	—	1,639
Accrued expenses and other liabilities	4,733	8,518	6,116

Total liabilities	844,480	832,998	802,734

Preferred stock	23,396	23,367	—
Common stock	26,667	26,546	25,368
Unearned compensation	(336)	(358)	(427)
Retained earnings	61,647	63,240	62,040
Accumulated other comprehensive income (loss), net	492	352	(184)

Total stockholders’ equity	111,866	113,147	86,797

Total liabilities and stockholders’ equity	$956,346	$946,145	$889,531

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (Loss)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Interest income:
Interest and fees on loans	$12,895	$13,553	$14,168
Taxable interest on investment securities	447	455	392
Nontaxable interest on investment securities	55	52	45
Interest on federal funds sold and interest earning deposits	44	18	88
Dividends on Federal Home Loan Bank stock	—	—	8

Total interest income	13,441	14,078	14,701

Interest expense:
Deposits	3,363	4,021	5,540
Borrowed funds	—	23	97

Total interest expense	3,363	4,044	5,637

Net interest income	10,078	10,034	9,064
Provision for loan losses	5,250	4,590	360

Net interest income after provision for loan losses	4,828	5,444	8,704

Non-interest income:
Gain on sales of loans	97	52	42
Brokered mortgage income	39	19	88
Service charges on deposits	989	1,023	990
Rental income	36	45	83
Merchant visa income	682	754	700
Other income	194	161	343

Total non-interest income	2,037	2,054	2,246

Non-interest expense:
Salaries & employee benefits	3,831	3,645	3,721
Occupancy and equipment	1,033	960	988
Data processing	409	406	384
Marketing	226	268	103
Merchant visa	565	620	562
Professional services	141	218	163
State and local taxes	195	220	237
Impairment loss on securities	175	668	—
Federal deposit insurance	145	139	37
Other expense	1,160	761	775

Total non-interest expense	7,880	7,905	6,970

Income (loss) before federal income taxes	(1,015)	(407)	3,980
Federal income tax expense (benefit)	(421)	(213)	1,320

Net income (loss)	$(594)	$(194)	$2,660

Net income (loss) applicable to common shareholders	$(923)	$(337)	$2,660

Basic earnings (loss) per common share	$(0.14)	$(0.05)	$0.40
Diluted earnings (loss) per common share	$(0.14)	$(0.05)	$0.40
Average number of common shares outstanding	6,610,410	6,606,565	6,587,551
Average number of diluted common shares outstanding	6,610,410	6,606,565	6,640,054

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Performance Ratios:
Net interest margin	4.68%	4.67%	4.44%
Efficiency ratio	65.04%	65.40%	61.63%
Return on average assets	-0.25%	-0.08%	1.22%
Return on average common equity	-4.13%	-1.48%	12.26%
Average Balances:
Average assets	$946,140	$914,322	$877,392
Average earning assets	872,479	852,416	820,383
Average total loans	801,618	815,004	780,509
Average deposits	827,044	802,449	755,252
Average equity	113,979	101,068	87,242
Average tangible equity	100,551	87,621	69,553

	As of Period End
	March 31, 2009	December 31, 2008	March 31, 2008
Nonperforming Assets
Nonperforming loans	$13,416	$3,397	$784
Other real estate owned	2,022	2,031	169

Nonperforming assets	$15,438	$5,428	$953
Allowance for loan losses to:
Total loans	2.56%	1.91%	1.38%
Nonperforming loans	150.23%	454.02%	1363.52%
Nonperforming loans to total loans	1.71%	0.42%	0.10%
Nonperforming assets to total assets	1.61%	0.57%	0.11%
Book Value Per Share
Book value per common share	$13.19	$13.40	$12.98
Tangible book value per common share	$11.19	$11.40	$10.96
Capital Adequacy
Stockholders’ equity to total assets	11.70%	11.96%	9.76%
Tier 1 leverage capital to average assets	10.50%	11.03%	8.47%
Total capital to risk-weighted assets	14.10%	13.73%	10.89%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ending March 31, 2009			Three months ending March 31, 2008
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate
Interest Earning Assets:
Loans, net	$783,118	$12,895	6.68%	$765,350	$14,168	7.45%
Investments:
Taxable	37,200	447	4.88%	34,636	392	4.56%
Nontaxable	6,278	55	3.52%	4,918	45	3.67%
Interest earning deposits	42,317	44	0.42%	12,252	88	2.89%
Federal Home Loan Bank stock	3,566	—	0.00%	3,227	8	1.01%

Total interest earning assets	872,479	13,441	6.25%	820,383	14,701	7.21%
Non-interest earning assets	73,661			57,009

Total assets	$946,140			$877,392

Interest Bearing Liabilities:
Certificates of deposit	$337,738	2,248	2.70%	$358,777	3,941	4.42%
Savings accounts	100,866	310	1.24%	81,752	351	1.73%
Interest bearing demand and money market accounts	278,357	805	1.17%	230,956	1,248	2.17%

Total Interest bearing deposits	716,961	3,363	1.90%	671,485	5,540	3.32%
FHLB advances and other borrowings	—	—	0.00%	7,640	97	5.10%

Total interest bearing liabilities	716,961	3,363	1.90%	679,125	5,637	3.34%
Non-interest bearing deposits	110,083			104,022
Other non-interest bearing liabilities	5,117			7,003
Stockholders’ equity	113,979			87,242

Total liabilities & stockholders’ equity	$946,140			$877,392

Net interest income		$10,078			$9,064

Net interest spread			4.35%			3.87%
Net interest margin			4.68%			4.44%
Average interest earning assets to average interest bearing liabilities			121.69%			120.80%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	March 31, 2009		December 31, 2008		March 31, 2008
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial	$433,524	55.0%	$443,821	54.9%	$421,514	54.2%
Real estate mortgages:
One to four family residential	53,546	6.8%	57,535	7.1%	57,163	7.4%
Five or more family residential and commercial real estate	157,538	20.0%	157,542	19.5%	161,143	20.7%

Total real estate mortgages	211,084	26.8%	215,077	26.6%	218,306	28.1%
Real estate construction:
One to four family residential	67,406	8.6%	71,159	8.8%	75,222	9.7%
Five or more family residential and commercial real estate	56,465	7.2%	59,572	7.4%	46,991	6.0%

Total real estate construction	123,871	15.7%	130,731	16.2%	122,213	15.7%
Consumer	21,439	2.7%	21,255	2.6%	17,036	2.2%

Gross loans	789,918	100.2%	810,884	100.2%	779,069	100.2%
Deferred loan fees	(1,719)	-0.2%	(1,854)	-0.2%	(1,874)	-0.2%

Total loans	$788,199	100.0%	$809,030	100.0%	$777,195	100.0%

Deposit Composition
Non-interest demand deposits	$115,025	13.7%	$115,551	14.0%	$108,429	13.7%
NOW accounts	198,403	23.6%	122,104	14.8%	123,002	15.5%
Money market accounts	123,390	14.7%	141,716	17.2%	115,649	14.6%
Savings accounts	85,199	10.2%	98,715	12.0%	90,972	11.5%

Total core deposits	522,017	62.2%	478,086	58.0%	438,052	55.2%
Certificate of deposit accounts	317,730	37.8%	346,394	42.0%	354,931	44.8%

Total deposits	$839,747	100.0%	$824,480	100.0%	$792,983	100.0%